CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data”, “Senior Securities” and "Independent Registered Public Accounting Firm" and to the inclusion of our reports (a) dated January 10, 2014 with respect to the consolidated balance sheets of MVC Capital, Inc. as of October 31, 2013 and 2012, and the related consolidated statements of operations, cash flows and changes in net assets for each of the three years in the period ended October 31, 2013, and the consolidated selected per share data and ratios for each of the five years in the period ended October 31, 2013, (b) dated January 10, 2014, with respect to the effectiveness of internal control over financial reporting of MVC Capital, Inc. as of October 31, 2013 and (c) dated October 20, 2014 with respect to the senior securities table of MVC Capital, Inc. as of October 31, 2013, included in the Post-Effective Amendment No. 3 to the Registration Statements on Form N-2 (Registration No. 333-184803).

/s/ Ernst & Young LLP
New York, New York
October 20, 2014